Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Avado Brands, Inc:

     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-49748, 33-68978, 333-3764, 333-3736, 333-56138, and
333-74422) and the registration statement on Form S-3 (No. 333-25205) of Avado Brands, Inc. (the "Company") of our report dated February 27, 2003, with respect to the consolidated balance sheets of Avado Brands, Inc. as of December 29, 2002 and December 30, 2001, and the related consolidated statements of loss, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 29, 2002, which report appears in the December 29, 2002 annual report on Form 10-K of Avado Brands, Inc.

     Our report dated February 27, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit, an accumulated deficit, and a secured credit facility which is due May 25, 2003 that raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and do not include any adjustments that might result from the outcome of that uncertainty.


KPMG LLP

Atlanta, Georgia
February 27, 2003